Exhibit 99.1

PRESS RELEASE

For more information, contact: SM Berger & Company (216) 464-6400	FOR IMMEDIATE RELEASE

SRI SURGICAL ADOPTS SHAREHOLDER RIGHTS PLAN

TAMPA, FL— Friday, November 5, 2010 — SRI/Surgical Express, Inc. (SRI Surgical) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced that its Board of Directors has adopted a Shareholder Rights Plan and declared a dividend of one right on each outstanding share of the Company’s common stock. The Rights Plan has a term of two years.

This board action responds to an unsolicited expression of interest to purchase the Company made by a much larger direct competitor. Consistent with its responsibilities to shareholders, the Board adopted the Rights Plan to better assure that the Company has time to properly evaluate and respond to this indication of interest or any other unsolicited offers in light of the Company’s value and prospects, and that its shareholders are treated fairly and equally in connection with any transaction. These plans are often adopted by Boards of Directors under these and similar circumstances.

In commenting on the newly adopted plan, Charles Federico, Chairman of SRI Surgical, stated, “We believe that SRI Surgical offers significant value in its national footprint of FDA-regulated reprocessing facilities, daily delivery into the operating rooms of over 450 acute care hospitals and ambulatory centers, and unique market position as the leading provider of environmentally sustainable reusable surgical products. The Board will consider this expression of interest or any other expressions of interest, if and when they occur, consistently with its responsibilities to shareholders.”

Under the Rights Plan, the rights generally become exercisable only if a person or group (i) acquires beneficial ownership of 15% or more of SRI Surgical’s common stock or (ii) announces or commences a tender or exchange offer that would result in that person or group acquiring 15% or more of SRI Surgical’s common stock. The exercise price of the rights has been set at $15.00. If they become exercisable, the rights entitle the holder of each right to purchase for the exercise price that number of shares of common stock of the Company which has a market value of twice the exercise price, subject to certain adjustments as provided under the Rights Plan. The rights are redeemable by SRI Surgical for $.001 per right, subject to adjustment, any time before the rights become exercisable, including to permit an offer to purchase all of the Company’s shares. Until the rights become exercisable, they will not be evidenced by separate certificates and will trade automatically with the Company’s common stock. The rights will expire on November 5, 2012, unless earlier redeemed, exchanged, or amended by SRI Surgical.

Consistent with its responsibilities to shareholders, the Board adopted the Rights Plan to better assure that in the context of a bid for control of the Company, the Board has sufficient time to explore and develop alternatives for maximizing shareholder value, to provide adequate time for competing bids to emerge, to ensure that shareholders have an equal opportunity to participate in such a bid and give shareholders adequate time to properly assess the bid and lessen the pressure to tender that is typically encountered by shareholders of companies that are subject to takeover offers.

Additional information regarding the Rights Plan is contained in a Form 8-K being filed with the U.S. Securities and Exchange Commission.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 25 states from 10 reprocessing facilities and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws, including statements regarding SRI Surgical’s future prospects and the implementation or success of its growth strategy. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and suppliers, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.